Exhibit 99.1

BANKUNITED, INC. REPORTS THIRD QUARTER 2020 RESULTS

Miami Lakes, Fla. — October 28, 2020 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended September 30, 2020.
“We were pleased with our results for the quarter. The deposit mix and cost of funds improved, PPNR continued to show growth over the prior year and we saw some positive signs around credit as loans on deferral declined," said Rajinder Singh, Chairman, President and Chief Executive Officer.
For the quarter ended September 30, 2020, the Company reported net income of $66.6 million, or $0.70 per diluted share, compared to $76.5 million or $0.80 per diluted share for the immediately preceding quarter ended June 30, 2020 and $76.2 million, or $0.77 per diluted share, for the quarter ended September 30, 2019.
For the nine months ended September 30, 2020, the Company reported net income of $112.1 million, or $1.17 per diluted share, compared to $223.6 million, or $2.23 per diluted share, for the nine months ended September 30, 2019. Results for the nine months ended September 30, 2020 were negatively impacted by the application of the Current Expected Credit Losses ("CECL") accounting methodology, including the expected impact of COVID-19 on the provision for credit losses.
Financial Highlights
•Non-interest bearing demand deposits grew by $906 million, or 15%, for the quarter ended September 30, 2020, to 26% of total deposits, compared to 23% of total deposits at June 30, 2020 and 18% of total deposits at December 31, 2019. Total deposits increased by $527 million during the quarter ended September 30, 2020, as growth in non-interest bearing deposits was partially offset by continued runoff of higher cost time deposits. Average non-interest bearing demand deposits increased by $874 million for the quarter ended September 30, 2020 compared to the immediately preceding quarter and by $2.2 billion compared to the quarter ended September 30, 2019.
•The average cost of total deposits declined by 0.23% to 0.57% for the quarter ended September 30, 2020, its lowest level since the Company's inception. The cost of total deposits was 0.80% for the quarter ended June 30, 2020 and 1.67% for the quarter ended September 30, 2019. On a spot basis, the average annual percentage yield ("APY") on total deposits declined to 0.49% at September 30, 2020 from 0.65% at June 30, 2020 and 1.42% at December 31, 2019.
•Loans under COVID related deferral continued to decline. We reported at the end of the second quarter that we had granted initial 90-day payment deferrals on loans totaling $3.6 billion or approximately 15% of the total loan portfolio. At September 30, 2020, $1.1 billion, or approximately 5% of total loans were still subject to a short-term COVID related payment deferral or longer term modification under the CARES Act, or were in the process of modification. At October 25, 2020, $983 million, or approximately 4%, of loans remained on deferral or modification.
•Investment securities grew by $607 million for the quarter ended September 30, 2020 while loans and leases, including operating lease equipment, declined by $69 million as liquidity was deployed into investment securities in the current challenging credit environment. We experienced growth in the residential and mortgage warehouse loan portfolio segments, offset by net runoff in other commercial and commercial real estate segments.
•Pre-tax, pre-provision net revenue ("PPNR") continued to improve year-over-year, increasing by $12.9 million to $115.1 million for the quarter ended September 30, 2020 from $102.2 million for the quarter ended September 30, 2019. PPNR was $122.3 million for the quarter ended June 30, 2020. For the nine months ended September 30, 2020, PPNR improved to $322.5 million from $308.8 million for the nine months ended September 30, 2019.
•The net interest margin, calculated on a tax-equivalent basis, was 2.32% for the quarter ended September 30, 2020 compared to 2.39% for the immediately preceding quarter. Deployment of liquidity into the securities portfolio contributed to the decline in the net interest margin for the quarter. The yield on interest earnings assets declined by 0.22% while the cost of interest bearing liabilities declined by 0.15% for the quarter ended September 30, 2020 compared to the quarter ended June 30, 2020. The net interest margin was 2.41% for the quarter ended September 30, 2019.

•The provision for credit losses totaled $29.2 million for the quarter ended September 30, 2020 compared to $25.4 million for the immediately preceding quarter ended June 30, 2020. The provision for credit losses was $180.1 million for the nine months ended September 30, 2020. For the quarter and nine months ended September 30, 2019, the Company recorded provisions for loan losses, under the incurred loss model, of $1.8 million and $9.4 million, respectively. At September 30, 2020, the allowance for credit losses ("ACL") was $274 million, or 1.15% of the loan portfolio, compared to $266 million, or 1.12% at June 30, 2020.
•The net unrealized gain (loss) on investment securities available for sale continued to improve during the quarter to a net unrealized gain of $62.0 million at September 30, 2020 compared to net unrealized losses of $2.6 million and $249.8 million at June 30, 2020 and March 31, 2020, respectively.
•Stockholders' equity increased by $110 million during the quarter ended September 30, 2020 to $2.9 billion. The increase was driven by the recovery of $61 million in accumulated other comprehensive income, related primarily to the reduction in unrealized losses on investment securities available for sale, and by the retention of earnings. At September 30, 2020, book value per common share and tangible book value per common share were $31.01 and $30.17, respectively, compared to $29.81 and $28.97, respectively at June 30, 2020 and $31.33 and $30.52, respectively at December 31, 2019.
•A dividend of $0.23 per common share was declared for the quarter ended September 30, 2020.
Capital
The Company's and BankUnited, N.A.'s regulatory capital ratios at September 30, 2020 and December 31, 2019 were as follows:

	September 30, 2020		December 31, 2019		Required to be Considered Well Capitalized
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Tier 1 leverage	8.6%	9.5%	8.9%	9.3%	5.0%
Common Equity Tier 1 ("CET1") risk-based capital	12.2%	13.5%	12.3%	12.9%	6.5%
Total risk-based capital	14.3%	14.4%	12.8%	13.4%	10.0%
On a fully-phased in basis with respect to the adoption of CECL, the Company's and the Bank's CET1 risk-based capital ratios would have been 11.9% and 13.2%, respectively, at September 30, 2020. The increase in the total risk-based capital ratio for BankUnited, Inc. from December 31, 2019 to September 30, 2020 includes the issuance of $300 million in subordinated debt in the second quarter of 2020.

Loans and Leases
A comparison of loan and lease portfolio composition at the dates indicated follows (dollars in thousands):

	September 30, 2020		June 30, 2020		December 31, 2019
Residential and other consumer loans	$5,940,900	25.1%	$5,577,807	23.5%	$5,661,119	24.5%
Multi-family	1,810,126	7.6%	1,893,753	7.9%	2,217,705	9.6%
Non-owner occupied commercial real estate	4,910,835	20.7%	4,940,531	20.7%	5,030,904	21.7%
Construction and land	263,381	1.1%	246,609	1.0%	243,925	1.1%
Owner occupied commercial real estate	2,051,577	8.6%	2,041,346	8.6%	2,062,808	8.9%
Commercial and industrial	4,427,351	18.6%	4,691,326	19.7%	4,655,349	20.1%
PPP	829,798	3.5%	827,359	3.5%	—	—%
Pinnacle	1,157,706	4.8%	1,242,506	5.2%	1,202,430	5.2%
Bridge - franchise finance	606,222	2.5%	623,139	2.5%	627,482	2.6%
Bridge - equipment finance	530,516	2.2%	589,785	2.5%	684,794	3.0%
Mortgage warehouse lending ("MWL")	1,250,903	5.3%	1,160,728	4.9%	768,472	3.3%
	$23,779,315	100.0%	$23,834,889	100.0%	$23,154,988	100.0%
Operating lease equipment, net	$676,321		$689,965		$698,153
Growth in residential and other consumer loans for the quarter was mainly attributable to GNMA early buyout loans. At September 30, 2020, June 30, 2020 and December 31, 2019, the residential portfolio included $1.1 billion, $805 million and $676 million, respectively, of GNMA early buyout loans. Residential activity for the quarter included purchases of approximately $418 million in GNMA early buyout loans, offset by approximately $154 million in re-poolings and paydowns.
Residential and other consumer loans, excluding GNMA early buyout loans, experienced a net increase of approximately $99 million.
For most commercial portfolio segments, production for the quarter in a challenging credit environment was not sufficient to offset payoffs and lower line utilization. The decline in multi-family balances was driven primarily by continued runoff of the New York portfolio.
Mortgage warehouse outstandings increased by $90 million during the quarter ended September 30, 2020. Mortgage warehouse commitments totaled $2.0 billion at September 30, 2020, an increase of 53% compared to $1.3 billion at December 31, 2019. Line utilization was 63% at September 30, 2020 compared to 59% at December 31, 2019.
The following table presents information about commercial loan portfolio sub-segments that we have identified for enhanced monitoring related to the potential impact of the COVID-19 pandemic (dollars in thousands):

	September 30, 2020
	Total Loans in the Sub-Segment	% of Total Loans	Loans on Payment Deferral, Modified or Pending Modification	% of Total Loans
Retail exposure in the CRE portfolio	$1,421,782	6.0%	$42,206	0.2%
Retail exposure in the C&I portfolio (1)	321,077	1.4%	40,004	0.2%
Bridge - franchise finance	606,222	2.5%	75,606	0.3%
Hotel	619,012	2.6%	291,972	1.2%
Airlines and aviation authorities	145,921	0.6%	—	—%
Cruise lines	72,962	0.3%	47,500	0.2%
	$3,186,976	13.4%	$497,288	2.1%

(1)    Includes $211 million of owner-occupied commercial real estate loans.

Asset Quality and the Allowance for Credit Losses
The following table presents the ACL at the dates indicated, related ACL coverage ratios, as well as net charge-off rates for the nine months ended September 30, 2020 and the year ended December 31, 2019 (dollars in thousands):

	ACL	ACL to Total Loans		ACL to Non-Performing Loans	Net Charge-offs to Average Loans (1)
December 31, 2019 (incurred loss)	$108,671	0.47%		53.07%	0.05%
January 1, 2020 (initial date of CECL adoption)	$135,976	0.59%		66.40%	N/A
September 30, 2020 (expected loss)	$274,128	1.15%	(2)	136.86%	0.25%

(1)    Annualized for the nine months ended September 30, 2020.
(2)    ACL to total loans, excluding government insured residential loans, PPP loans and MWL, which carry nominal or no reserves, was 1.33% at September 30, 2020.
The ACL at September 30, 2020 represents management's estimate of lifetime expected credit losses from the loan portfolio given our assessment of historical data, current conditions and a reasonable and supportable economic forecast as of the balance sheet date. The estimate was informed by Moody's economic scenarios published in September 2020, economic information provided by additional sources, data reflecting the impact of recent events on individual borrowers and other relevant information.
For the quarter ended September 30, 2020, the Company recorded a provision for credit losses of $29.2 million, which included a provision of $27.6 million related to funded loans as well as immaterial components related to accrued interest receivable, unfunded loan commitments and an AFS debt security.
The following table summarizes the activity in the ACL for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Beginning balance	$266,123	$112,141	$108,671	$109,931
Cumulative effect of adoption of CECL	—	—	27,305	—
Balance after adoption of CECL	266,123	112,141	135,976	109,931
Provision	27,646	1,839	181,095	9,373
Charge-offs	(23,770)	(6,141)	(50,754)	(13,985)
Recoveries	4,129	623	7,811	3,143
Ending balance	$274,128	$108,462	$274,128	$108,462
Charge-offs for the quarter ended September 30, 2020 included $22.1 million related to one commercial and industrial relationship that had been downgraded to substandard prior to the onset of COVID.
Non-performing loans totaled $200.3 million or 0.84% of total loans at September 30, 2020, compared to $204.8 million or 0.88% of total loans at December 31, 2019. Non-performing loans included $43.6 million and $45.7 million of the guaranteed portion of SBA loans on non-accrual status, representing 0.18% and 0.20% of total loans at September 30, 2020 and December 31, 2019, respectively.
Net interest income
Net interest income for the quarter ended September 30, 2020 was $187.5 million compared to $190.3 million for the immediately preceding quarter ended June 30, 2020 and $185.7 million for the quarter ended September 30, 2019. Interest income decreased by $13.2 million for the quarter ended September 30, 2020 compared to the immediately preceding quarter, and by $68.8 million, compared to the quarter ended September 30, 2019. Interest expense decreased by $10.3 million compared to the immediately preceding quarter and by $70.6 million compared to the quarter ended September 30, 2019. Decreases in interest income resulted from declines in market interest rates, partially offset by increases in average interest earning assets. Declines in interest expense reflected decreases in market interest rates and to a lesser extent, declines in average interest bearing liabilities.
The Company’s net interest margin, calculated on a tax-equivalent basis, decreased by 0.07% to 2.32% for the quarter ended September 30, 2020, from 2.39% for the immediately preceding quarter ended June 30, 2020. The decline in the yield on interest earning assets outpaced the reduction in cost of interest bearing liabilities for the quarter. The deployment of liquidity into the securities portfolio in a challenging lending environment contributed to the decline in the yield on interest earning assets. Offsetting factors contributing to the decrease in the net interest margin for the quarter ended September 30, 2020 compared to the immediately preceding quarter ended June 30, 2020 included:
•The average rate paid on interest bearing deposits decreased to 0.75% for the quarter ended September 30, 2020, from 1.01% for the quarter ended June 30, 2020. This decline reflected continued initiatives taken to lower rates paid on deposits in response to declines in general market interest rates and the re-pricing of term deposits. We expect the cost of interest bearing deposits to continue to decline; at September 30, 2020, approximately $1.5 billion or 25% of the time deposit portfolio, with an average rate of 1.67%, has not yet repriced since March 2020 when the Fed last cut rates. The majority of these CDs will mature through the first quarter of 2021.
•The tax-equivalent yield on investment securities decreased to 2.00% for the quarter ended September 30, 2020 from 2.48% for the quarter ended June 30, 2020. This decrease resulted from the impact of purchases of lower-yielding securities, prepayments of higher yielding mortgage-backed securities and decreases in coupon interest rates on existing floating rate assets.
•The tax-equivalent yield on loans decreased to 3.61% for the quarter ended September 30, 2020, from 3.71% for the quarter ended June 30, 2020. Factors contributing to this decrease included the decline in benchmark interest rates which impacted the rates earned on both existing floating rate assets and new production, and the runoff of loans originated in a higher rate environment.
•The average rate paid on borrowings increased to 2.40% for the quarter ended September 30, 2020, from 1.97% for the quarter ended June 30, 2020, reflecting the maturity of short-term, lower rate FHLB advances. The issuance of $300 million of 5.125% subordinated notes in June 2020 also contributed to the increase.
•The increase in average non-interest bearing demand deposits as a percentage of average total deposits also positively impacted the cost of total deposits and the net interest margin.
The Company's net interest margin, calculated on a tax-equivalent basis, was 2.35% for the nine months ended September 30, 2020, compared to 2.49% for the nine months ended September 30, 2019. Factors contributing to the decline were largely consistent with those enumerated above.
Non-interest expense
Non-interest expense totaled $108.6 million for the quarter ended September 30, 2020 compared to $106.4 million for the immediately preceding quarter ended June 30, 2020 and $121.3 million for the quarter ended September 30, 2019. Non-interest expense totaled $333.9 million and $368.1 million for the nine months ended September 30, 2020 and 2019, respectively, a decline of approximately 9%.
•Compensation and benefits decreased by $8.7 million and $23.4 million, respectively, for the quarter and nine months ended September 30, 2020 compared to the corresponding periods in 2019. These decreases reflected reductions in headcount related to our BankUnited 2.0 initiative. Lower variable compensation costs and a decrease in equity based compensation expense related to the impact of a declining stock price on liability-classified awards also contributed to the declines.
•Cost reductions stemming from our BankUnited 2.0 initiative contributed to year over year reductions in Occupancy and equipment expense and Other non-interest expense.
•The increasing trend year over year in technology and telecommunications expense is reflective of investments in digital and data analytics capabilities and in the infrastructure to support cloud migration.
•The increase in deposit insurance expense reflects an increase in the assessment rate related to increases in the level of criticized and classified assets.
•Costs incurred directly related to the implementation of our BankUnited 2.0 initiative during the nine months ended September 30, 2020 and 2019 totaled $0.3 million and $14.5 million, respectively.
•For the quarter and nine months ended September 30, 2020, non-interest expense included approximately $0.5 million and $2.0 million, respectively, in costs directly related to our response to the COVID-19 pandemic.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, October 28, 2020 with Chairman, President and Chief Executive Officer, Rajinder P. Singh, and Chief Financial Officer, Leslie N. Lunak.

The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. Due to recent demand for conference call services, participants are encouraged to listen to the call via a live Internet webcast at http://ir.bankunited.com/. The dial in telephone number for the call is (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the conference ID for the call is 1134069. A replay of the call will be available from 12:00 p.m. ET on October 28th through 11:59 p.m. ET on November 4th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The conference ID for the replay is 1134069. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $35.0 billion at September 30, 2020, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 71 banking centers in 14 Florida counties and 5 banking centers in the New York metropolitan area at September 30, 2020.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.
The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates, ” "forecasts" or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, including as impacted by the COVID-19 pandemic. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	September 30, 2020	December 31, 2019
ASSETS
Cash and due from banks:
Non-interest bearing	$175	$7,704
Interest bearing	369,601	206,969
Cash and cash equivalents	369,776	214,673
Investment securities (including securities recorded at fair value of $9,290,883 and $7,759,237)	9,300,883	7,769,237
Non-marketable equity securities	208,614	253,664
Loans held for sale	3,816	37,926
Loans	23,779,315	23,154,988
Allowance for credit losses	(274,128)	(108,671)
Loans, net	23,505,187	23,046,317
Bank owned life insurance	292,773	282,151
Operating lease equipment, net	676,321	698,153
Goodwill and other intangible assets	77,641	77,674
Other assets	593,586	491,498
Total assets	$35,028,597	$32,871,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$6,789,622	$4,294,824
Interest bearing	2,916,891	2,130,976
Savings and money market	11,002,794	10,621,544
Time	5,887,903	7,347,247
Total deposits	26,597,210	24,394,591
Federal funds purchased	180,000	100,000
FHLB and PPPLF borrowings	4,118,460	4,480,501
Notes and other borrowings	722,592	429,338
Other liabilities	545,511	486,084
Total liabilities	32,163,773	29,890,514

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 92,388,641 and 95,128,231 shares issued and outstanding	924	951
Paid-in capital	995,438	1,083,920
Retained earnings	1,950,288	1,927,735
Accumulated other comprehensive loss	(81,826)	(31,827)
Total stockholders' equity	2,864,824	2,980,779
Total liabilities and stockholders' equity	$35,028,597	$32,871,293

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Interest income:
Loans	$208,646	$213,938	$248,770	$656,943	$738,766
Investment securities	44,604	50,932	69,413	151,596	218,554
Other	1,322	2,908	5,219	7,950	15,140
Total interest income	254,572	267,778	323,402	816,489	972,460
Interest expense:
Deposits	37,681	50,187	99,483	170,690	296,891
Borrowings	29,412	27,254	38,229	87,407	108,095
Total interest expense	67,093	77,441	137,712	258,097	404,986
Net interest income before provision for credit losses	187,479	190,337	185,690	558,392	567,474
Provision for credit losses	29,232	25,414	1,839	180,074	9,373
Net interest income after provision for credit losses	158,247	164,923	183,851	378,318	558,101
Non-interest income:
Deposit service charges and fees	4,040	3,701	4,269	11,927	12,389
Gain on sale of loans, net	2,953	4,326	5,163	10,745	10,220
Gain on investment securities, net	7,181	6,836	3,835	10,564	13,736
Lease financing	13,934	16,150	18,583	45,565	52,774
Other non-interest income	8,184	7,338	6,006	19,140	20,329
Total non-interest income	36,292	38,351	37,856	97,941	109,448
Non-interest expense:
Employee compensation and benefits	48,448	48,877	57,102	156,212	179,586
Occupancy and equipment	12,170	11,901	14,673	36,440	42,477
Deposit insurance expense	5,886	4,806	3,781	15,095	12,849
Professional fees	2,436	3,131	2,923	8,771	17,731
Technology and telecommunications	15,435	14,025	10,994	42,056	34,175
Depreciation of operating lease equipment	12,315	12,219	11,582	37,137	34,883
Loss on debt extinguishment	—	—	3,796	—	3,796
Other non-interest expense	11,937	11,411	16,455	38,154	42,584
Total non-interest expense	108,627	106,370	121,306	333,865	368,081
Income before income taxes	85,912	96,904	100,401	142,394	299,468
Provision for income taxes	19,353	20,396	24,182	30,278	75,826
Net income	$66,559	$76,508	$76,219	$112,116	$223,642
Earnings per common share, basic	$0.70	$0.80	$0.78	$1.17	$2.23
Earnings per common share, diluted	$0.70	$0.80	$0.77	$1.17	$2.23

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended September 30, 2020			Three Months Ended June 30, 2020			Three Months Ended September 30, 2019

	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$23,447,514	$212,388	3.61%	$23,534,684	$217,691	3.71%	$22,733,875	$252,896	4.43%
Investment securities (3)	9,065,478	45,351	2.00%	8,325,217	51,684	2.48%	8,295,205	70,427	3.40%
Other interest earning assets	552,515	1,322	0.95%	765,848	2,908	1.53%	573,630	5,219	3.61%
Total interest earning assets	33,065,507	259,061	3.13%	32,625,749	272,283	3.35%	31,602,710	328,542	4.14%
Allowance for credit losses	(272,464)			(254,396)			(112,784)
Non-interest earning assets	1,897,723			1,976,398			1,652,901
Total assets	$34,690,766			$34,347,751			$33,142,827
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$2,800,421	$4,127	0.59%	$2,448,545	$4,722	0.78%	$1,872,573	$6,705	1.42%
Savings and money market deposits	10,664,462	15,853	0.59%	10,450,310	17,447	0.67%	10,907,317	51,229	1.86%
Time deposits	6,519,852	17,701	1.08%	7,096,097	28,018	1.59%	6,845,643	41,549	2.41%
Total interest bearing deposits	19,984,735	37,681	0.75%	19,994,952	50,187	1.01%	19,625,533	99,483	2.01%
Short term borrowings	53,587	14	0.10%	119,835	32	0.11%	115,209	670	2.31%
FHLB and PPPLF borrowings	4,117,181	20,146	1.95%	4,961,376	21,054	1.71%	5,414,963	32,252	2.36%
Notes and other borrowings	722,271	9,252	5.12%	493,278	6,168	5.00%	403,788	5,307	5.26%
Total interest bearing liabilities	24,877,774	67,093	1.07%	25,569,441	77,441	1.22%	25,559,493	137,712	2.14%
Non-interest bearing demand deposits	6,186,718			5,313,009			3,963,955
Other non-interest bearing liabilities	803,498			820,439			704,995
Total liabilities	31,867,990			31,702,889			30,228,443
Stockholders' equity	2,822,776			2,644,862			2,914,384
Total liabilities and stockholders' equity	$34,690,766			$34,347,751			$33,142,827
Net interest income		$191,968			$194,842			$190,830
Interest rate spread			2.06%			2.13%			2.00%
Net interest margin			2.32%			2.39%			2.41%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Nine Months Ended September 30,
	2020			2019
	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$23,278,042	$668,187	3.83%	$22,407,271	$751,672	4.48%
Investment securities (3)	8,501,513	153,987	2.42%	8,333,600	221,901	3.55%
Other interest earning assets	654,623	7,950	1.62%	532,062	15,140	3.80%
Total interest earning assets	32,434,178	830,124	3.42%	31,272,933	988,713	4.22%
Allowance for credit losses	(222,085)			(113,694)
Non-interest earning assets	1,874,709			1,615,548
Total assets	$34,086,802			$32,774,787
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$2,475,388	15,808	0.85%	$1,783,611	18,569	1.39%
Savings and money market deposits	10,509,559	71,056	0.90%	11,093,290	156,236	1.88%
Time deposits	7,040,101	83,826	1.59%	6,898,947	122,086	2.37%
Total interest bearing deposits	20,025,048	170,690	1.14%	19,775,848	296,891	2.01%
Short term borrowings	89,033	412	0.62%	127,908	2,297	2.39%
FHLB and PPPLF borrowings	4,496,407	66,284	1.97%	5,037,299	89,890	2.39%
Notes and other borrowings	548,851	20,711	5.03%	403,574	15,908	5.26%
Total interest bearing liabilities	25,159,339	258,097	1.37%	25,344,629	404,986	2.14%
Non-interest bearing demand deposits	5,292,702			3,835,248
Other non-interest bearing liabilities	791,057			654,692
Total liabilities	31,243,098			29,834,569
Stockholders' equity	2,843,704			2,940,218
Total liabilities and stockholders' equity	$34,086,802			$32,774,787
Net interest income		$572,027			$583,727
Interest rate spread			2.05%			2.08%
Net interest margin			2.35%			2.49%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
c	2020	2019	2020	2019
Basic earnings per common share:
Numerator:
Net income	$66,559	$76,219	$112,116	$223,642
Distributed and undistributed earnings allocated to participating securities	(2,896)	(3,174)	(4,816)	(9,247)
Income allocated to common stockholders for basic earnings per common share	$63,663	$73,045	$107,300	$214,395
Denominator:
Weighted average common shares outstanding	92,405,239	95,075,395	92,918,030	97,113,878
Less average unvested stock awards	(1,183,564)	(1,098,509)	(1,164,317)	(1,147,988)
Weighted average shares for basic earnings per common share	91,221,675	93,976,886	91,753,713	95,965,890
Basic earnings per common share	$0.70	$0.78	$1.17	$2.23
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$63,663	$73,045	$107,300	$214,395
Adjustment for earnings reallocated from participating securities	4	7	3	20
Income used in calculating diluted earnings per common share	$63,667	$73,052	$107,303	$214,415
Denominator:
Weighted average shares for basic earnings per common share	91,221,675	93,976,886	91,753,713	95,965,890
Dilutive effect of stock options and certain shared-based awards	171,054	285,934	142,008	303,524
Weighted average shares for diluted earnings per common share	91,392,729	94,262,820	91,895,721	96,269,414
Diluted earnings per common share	$0.70	$0.77	$1.17	$2.23

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Financial ratios (4)
Return on average assets	0.76%	0.91%	0.44%	0.91%
Return on average stockholders’ equity	9.4%	10.4%	5.3%	10.2%
Net interest margin (3)	2.32%	2.41%	2.35%	2.49%

	September 30, 2020	December 31, 2019
Asset quality ratios
Non-performing loans to total loans (1)(5)	0.84%	0.88%
Non-performing assets to total assets (2)(5)	0.58%	0.63%
Allowance for credit losses to total loans	1.15%	0.47%
Allowance for credit losses to non-performing loans (1)(5)	136.86%	53.07%
Net charge-offs to average loans (4)	0.25%	0.05%

(1)    We define non-performing loans to include non-accrual loans and loans other than purchase credit deteriorated and government insured residential loans that are past due 90 days or more and still accruing. Contractually delinquent purchase credit deteriorated and government insured residential loans on which interest continues to be accrued are excluded from non-performing loans.
(2)    Non-performing assets include non-performing loans, OREO and other repossessed assets.
(3)    On a tax-equivalent basis.
(4)    Annualized for the three and nine month periods.
(5)    Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $43.6 million or 0.18% of total loans and 0.12% of total assets, at September 30, 2020; and $45.7 million or 0.20% of total loans and 0.14% of total assets, at December 31, 2019.

Non-GAAP Financial Measures
PPNR is a non-GAAP financial measure. Management believes this measure is relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses and the ability of the Company to generate earnings sufficient to cover estimated credit losses, particularly in view of the adoption of the CECL accounting methodology, which may impact comparability of operating results to prior periods. This measure also provides a meaningful basis for comparison to other financial institutions and is a measure frequently cited by investors. The following table reconciles the non-GAAP financial measurement of PPNR to the comparable GAAP financial measurement of income before income taxes for the three and nine months ended September 30, 2020 and 2019 and the three months ended June 30, 2020 (in thousands):

	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended September 30,	Nine Months Ended September 30,
	2020	2020	2019	2020	2019
Income before income taxes (GAAP)	$85,912	$96,904	$100,401	$142,394	$299,468
Plus: Provision for credit losses	29,232	25,414	1,839	180,074	9,373
PPNR (non-GAAP)	$115,144	$122,318	$102,240	$322,468	$308,841
ACL to total loans, excluding government insured residential loans, PPP loans and MWL is a non-GAAP financial measure. Management believes this measure is relevant to understanding the adequacy of the ACL coverage, excluding the impact of loans which carry nominal or no reserves. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions. The following table reconciles the non-GAAP financial measurement of ACL to total loans, excluding government insured residential loans, PPP loans and MWL to the comparable GAAP financial measurement of ACL to total loans at September 30, 2020 (dollars in thousands):

Total loans (GAAP)	$23,779,315
Less: Government insured residential loans	1,089,055
Less: PPP loans	829,798
Less: MWL	1,250,903
Total loans, excluding government insured residential loans, PPP loans and MWL (non-GAAP)	$20,609,559

ACL	$274,128

ACL to total loans (GAAP)	1.15%

ACL to total loans, excluding government insured residential loans, PPP loans and MWL (non-GAAP)	1.33%

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions as it is a metric commonly used in the banking industry. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at the dates indicated (in thousands except share and per share data):

	September 30, 2020	June 30, 2020	December 31, 2019
Total stockholders’ equity	$2,864,824	$2,755,053	$2,980,779
Less: goodwill and other intangible assets	77,641	77,652	77,674
Tangible stockholders’ equity	$2,787,183	$2,677,401	$2,903,105

Common shares issued and outstanding	92,388,641	92,420,278	95,128,231

Book value per common share	$31.01	$29.81	$31.33

Tangible book value per common share	$30.17	$28.97	$30.52